As filed with the Securities and Exchange Commission on November 3, 2004

Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SOUTHWEST BANCORPORATION OF TEXAS, INC.

(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation or organization)	76-0519693 (I.R.S Employer Identification No.)

4400 POST OAK PARKWAY
HOUSTON, TEXAS 77027
(713) 235-8800
(Address of Principal Executive Offices)

Southwest Bancorporation of Texas, Inc.
2004 Omnibus Incentive Plan
(Full title of the plan)

P. Allan Port
Executive Vice President, General Counsel and Secretary
Southwest Bancorporation of Texas, Inc.
4400 Post Oak Parkway
Houston, Texas 77027
(Name and address of agent for service)

(713) 235-8800
(Telephone number, including area code, of agent for service)

With Copy to:

Fulbright & Jaworski L.L.P.
1301 McKinney, Suite 5100
Houston, Texas 77010-3095
(713) 651-5151
Attention: Arthur Rogers

Calculation of Registration Fee

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price per	aggregate offering	Amount of
to be registered	registered (2)(3)	share (1)	price (1)	registration fee

Common Stock, no par value per share	4,500,000 shares	$23.05	$103,725,000	$13,141.96

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, based on the average of the high and low sale prices of such security on November 2, 2004, as reported by The Nadsaq Stock Market, Inc.

(2)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(3)	The amount of Common Stock registered hereunder shall be deemed to include any additional shares issuable as a result of any stock split, stock dividend or other change in the capitalization of the Registrant.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents which have been filed with the Securities and Exchange Commission (the “Commission”) by Southwest Bancorporation of Texas, Inc., a Texas corporation (the “Company”), are incorporated herein by reference and made a part hereof:

     (a) The Company’s Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Commission on February 27, 2004;

     (b) The Company’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004, filed with the Commission on May 5, 2004 and August 9, 2004, respectively;

     (c) The Company’s Current Reports on Form 8-K filed on February 2, 2004, May 20, 2004 (excluding information furnished pursuant to Item 9 and the related Exhibit 99.2), June 18, 2004, September 28, 2004, October 1, 2004 and October 22, 2004; and

     (d) The description of the Common Stock contained in the Company’s Form 8-A, filed with the Commission on January 17, 1997.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Officers and Directors.

     The Articles of Incorporation of the Company provide that, subject to certain limitations, its officers and directors (and certain other individuals acting on behalf of the Company) will be indemnified by the Company against judgments, penalties, fines, settlements and reasonable expenses actually incurred by such persons, to the fullest extent permitted under the Texas Business Corporation Act (the “TBCA”). Generally, Article 2.02-1 of the TBCA permits a corporation to indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person was or is a director or officer if it is determined that such person (i) conducted himself in good faith, (ii) reasonably believed (a) in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation’s best interest, or (b) in other cases, that his conduct was at least not opposed to the corporation’s best interests, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In addition, the TBCA requires a corporation to indemnify a director or officer for any action that such director or officer is wholly successful in defending on the merits.

     The Company’s Articles of Incorporation provide that a director of the Company will not be liable to the corporation for monetary damages for an act or omission in the director’s capacity as a director, except to the extent not permitted by law. Texas law does not permit exculpation of liability in the case of (i) a breach of the director’s duty of loyalty to the corporation or the shareholders, (ii) an act or omission not in good faith that involves intentional misconduct or a knowing violation of the law, (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office, (iv) an action or omission for which the liability of the director is expressly provided by statute, or (v) an act related to an unlawful stock repurchase or dividend.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

4.1	—	Articles of Incorporation of the Company, restated as of May 1, 2001 (incorporated by reference to Exhibit 4.1 to the Company’s Form S-8 Registration Statement No. 333-60190).

4.2	—	Bylaws of the Company, restated as of December 31, 1996 (incorporated by reference to Exhibit 3.2 to the Company’s Form S-1 Registration Statement No. 333-16509).

4.3	—	Amendments to Bylaws of Southwest (incorporated by reference to Exhibit 3.3 to the Company’s Form S-4 Registration Statement No. 333-118108).

4.4	—	Southwest Bancorporation of Texas, Inc. 2004 Omnibus Incentive Plan, dated May 5, 2004 (incorporated by reference to Appendix B to the Company’s Proxy Statement, filed with the Commission on March 25, 2004).

5.1*	—	Opinion of Fulbright & Jaworski L.L.P.

23.1*	—	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2*	—	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1 to this Registration Statement).

24.1*	—	Powers of Attorney.

*	Filed herewith.

Item 9. Undertakings.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “1933 Act”);

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas on November 3, 2004.

SOUTHWEST BANCORPORATION OF TEXAS, INC.
By:	/s/ P. ALLAN PORT
P. Allan Port
Executive Vice President, General Counsel and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chairman of the Board and Director	November 3, 2004
Walter E. Johnson

* Paul B. Murphy, Jr.	Director and Chief Executive Officer (Principal Executive Officer)	November 3, 2004

* Randall E. Meyer	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	November 3, 2004

* Laurence L. Lehman III	Senior Vice President and Controller (Principal Accounting Officer)	November 3, 2004

*	Director	November 3, 2004
Carin M. Barth

*	Director	November 3, 2004
John B. Brock III

*	Director	November 3, 2004
Ernest H. Cockrell

*	Director	November 3, 2004
J. David Heaney

*	Director	November 3, 2004
Paul W. Hobby

*	Director	November 3, 2004
John W. Johnson

Signature	Title	Date

*	Director	November 3, 2004
Barry M. Lewis

*	Director	November 3, 2004
Fred R. Lummis

*	Director	November 3, 2004
Andres Palandjoglou

*	Director	November 3, 2004
Wilhelmina E. Robertson

*	Director	November 3, 2004
Thomas F. Soriero, Sr.

*	Director	November 3, 2004
Stanley D. Stearns, Jr.

* By:	/s/ P. ALLAN PORT P. Allan Port, as attorney-in-fact

EXHIBIT INDEX

Exhibit
Number		Description
4.1	—	Articles of Incorporation of the Company, restated as of May 1, 2001 (incorporated by reference to Exhibit 4.1 to the Company’s Form S-8 Registration Statement No. 333-60190).

4.2	—	Bylaws of the Company, restated as of December 31, 1996 (incorporated by reference to Exhibit 3.2 to the Company’s Form S-1 Registration Statement No. 333-16509).

4.3	—	Amendments to Bylaws of Southwest (incorporated by reference to Exhibit 3.3 to the Company’s Form S-4 Registration Statement No. 333-118108).

4.4	—	Southwest Bancorporation of Texas, Inc. 2004 Omnibus Incentive Plan, dated May 5, 2004 (incorporated by reference to Appendix B to the Company’s Proxy Statement, filed with the Commission on March 25, 2004).

5.1*	—	Opinion of Fulbright & Jaworski L.L.P.

23.1*	—	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2*	—	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1 to this Registration Statement).

24.1*	—	Powers of Attorney.

     *  Filed herewith.